Exhibit 99.1

Timberline Agrees to Acquire Staccato Gold with Potential Near-Term Nevada Gold Production at Lookout Mountain

March 23, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) and Staccato Gold Resources Ltd. (TSX.V: CAT) (“Staccato”) are pleased to announce that they have entered into a definitive agreement (the “Agreement”) whereby Timberline will acquire, through a court-approved plan of arrangement, all of the issued and outstanding common shares of Staccato by means of a share exchange (the “Arrangement”).  Under the Agreement, Staccato shareholders will receive one share of common stock of Timberline and $0.0001 for every seven Staccato common shares held (the "Exchange Ratio"). This represents a value of approximately CND$0.17 per Staccato common share based on the closing price of Timberline shares on the NYSE Amex on March 22, 2010, an 82% premium to the closing price of Staccato shares on the date prior to announcement of the Arrangement and a 76% premium to Staccato’s 20-day volume weighted average closing price.

Executives of Timberline and Staccato will hold a conference call to discuss this acquisition at 4:30 pm Eastern Time (1:30 pm Pacific Time) tomorrow afternoon, March 24, 2010.  Details regarding the conference call are provided below.

With the completion of this Arrangement, Timberline will acquire Staccato’s South Eureka property which includes a drill-tested exploration portfolio and the advanced-stage Lookout Mountain project, located along Nevada’s Battle Mountain – Eureka trend, and approximately $5 million in cash.

The South Eureka property is comprised of several projects included within one of the largest exploration land packages in the Battle Mountain / Eureka Trend – approximately 15,000 acres.  The property has identified exploration potential evidenced by historic workings and gold anomalies throughout the district.  The flagship Lookout Mountain project features a defined section of mineralized material within a large scale structural corridor and numerous high-priority targets to test.  Timberline’s Butte Highlands Gold Project is funded to production by its joint venture partner; therefore, Timberline intends to focus its exploration efforts at Staccato’s Lookout Mountain project.

Benefits for Timberline Shareholders

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Low cost acquisition of significant mineralized material base with near-term gold production potential at the Lookout Mountain project

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Large, drill-tested, highly prospective project portfolio on Nevada’s Battle Mountain - Eureka gold trend

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Cash infusion of approximately $5 million for exploration and development, primarily at the Lookout Mountain project

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Addition of strategic assets in Nevada while maintaining an attractive share structure

Benefits for Staccato Shareholders

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Strong premium to recent Staccato market price and a fresh start toward realization of shareholder value

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Anticipated near-term gold production at the Butte Highlands joint venture where Timberline owns a 50% carried-to-production interest

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A vertically-integrated company with in-house capability, expertise, and strategic alliances to explore, drill, permit, develop, and produce – and the corporate strength to advance Staccato’s projects

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Two core drilling subsidiaries with positive cash flow and annual revenue over US$17 million in the fiscal year ended September 30, 2009 will provide economical drilling for exploration and development

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Attractive corporate vehicle and share structure to accommodate additional acquisitions and growth

Timberline CEO Randal Hardy stated, “We are very pleased with this acquisition opportunity and the value it represents for our shareholders.  We are focused on projects that offer near-term production potential with significant exploration upside, and we believe that Staccato’s South Eureka properties provide an excellent fit.  Combined with our development-stage Butte Highlands project and our core drilling businesses, the Staccato assets will advance our goal of positioning Timberline as an emerging junior gold producer.”

Mr. Hardy added, “Following a thorough technical review, we believe that the Lookout Mountain project has potential for near-term open pit production with relatively modest capital expenditures.  We believe our team is well-suited to advance the project.  Our V-P Exploration, Paul Dircksen, has extensive gold exploration and mine development experience in Nevada and has contributed to the discovery of several gold deposits that later became operating mines.  Our newest board member, Bob Martinez, adds extensive metallurgical knowledge and experience managing heap leach operations in Nevada.  Paul, Bob, and our entire team are enthusiastic about acquiring Staccato and look forward to advancing the Lookout Mountain project.”

Timberline’s Chairman and V-P Exploration, Paul Dircksen, stated, “Staccato’s South Eureka package lies within the Battle Mountain / Eureka Trend in Nevada, just a few miles from Barrick's two-million ounce Archimedes / Ruby Hill mine.  Our internal studies indicate that the Lookout Mountain project hosts significant oxide gold mineralization amenable to low-cost, heap-leach recovery techniques, along with a smaller, high-grade, sulfide resource.  Our plan is to drill in-fill and step-out holes to further define and expand known mineralized zones, conduct additional metallurgical testing, and complete an economic scoping study for a near-term production decision.  We also plan to launch field programs at Windfall and other earlier-stage, high-potential targets.  We are very excited to acquire the South Eureka property and believe that it is an excellent fit for our business plan and our team."

Staccato’s President and CEO, Grant Ewing, said, “We are very pleased with the premium offer Timberline has made.  Timberline is a near-term producer that has the expertise and the knowledge base to move our advanced stage Lookout Mountain project towards production - in addition to their own projects. We are impressed with the Timberline management team and believe that the combined assets of Staccato and Timberline represent enhanced value creation potential for Staccato shareholders.”

Summary of Arrangement

The proposed arrangement between Timberline and Staccato is expected to be completed by way of a court-approved plan of arrangement whereby one share of common stock of Timberline and $0.0001 will be exchanged for seven (7) Staccato common shares and Staccato will become a wholly-owned subsidiary of Timberline.  Upon completion of the Arrangement, Timberline will have approximately 56 million common shares issued and outstanding, with 73 million shares on a fully diluted basis.  Current Timberline shareholders will own approximately 74% of the shares outstanding and former Staccato shareholders will own approximately 26%.  On a fully diluted basis, Timberline will be owned 71% by current Timberline shareholders and 29% by current Staccato shareholders.  In conjunction with this Arrangement, Timberline will seek a listing of its shares of commons stock on the TSX Venture Exchange with the intent to have a listing in Toronto in addition to the NYSE Amex listing.

Pursuant to the Arrangement, the holders of a portion of the outstanding Staccato options and the holders of all Staccato warrants will be entitled to receive Timberline options and warrants at the Exchange Ratio and with corresponding changes to the exercise price based on the Exchange Ratio.  The balance of the outstanding Staccato options will either be exchanged for Staccato shares prior to the closing or cancelled at closing.

Completion of the Arrangement is subject to regulatory approvals and a favorable vote of at least two-thirds of the holders of Staccato common shares voted at a special meeting of shareholders to be held on May 14, 2010 and a favorable vote of a majority of the holders of shares of Timberline common stock voted at a special meeting of shareholders to be held in May 2010.

The Arrangement is subject to customary closing conditions including the receipt of all necessary court and regulatory approvals, including the approval of the NYSE Amex and the TSX Venture Exchange.  The Agreement provides for the payment of reciprocal break fees under certain conditions, and the Arrangement is expected to close by June 15, 2010.

The Arrangement has been unanimously approved by the Board of Directors of both Staccato and Timberline, and the management and directors of both companies have entered into support agreements.  The Agreement contains a commitment from Staccato not to solicit or initiate discussions concerning alternative transactions to the proposed Arrangement.

Management Team and Board of Directors

There will be no change in the management or Board of Directors of Timberline following the completion of the Arrangement.

Conference Call

The conference call to discuss the Arrangement will be hosted by Paul Dircksen, Chairman and VP Exploration of Timberline, Randal Hardy, CEO of Timberline, and Grant Ewing, CEO of Staccato.  They will be available for questions immediately following a presentation highlighting the value of the Arrangement for both companies’ shareholders.  The presentation that will be followed during the call will be available at Timberline’s web site at www.timberline-resources.com.

Conference call details:

Toll free:

(800) 214-0694

International:

(719) 955-1425

Passcode:

713423

A link to a replay of the call will be available for two weeks on the same Timberline web site.

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units: a mine in development with anticipated gold production, an active exploration division, and two contract core drilling subsidiaries. Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in the near term.  The Management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

About Staccato Gold Resources Ltd.

Staccato Gold is a well funded junior gold exploration company with resources and advanced stage exploration assets located exclusively in Nevada. Staccato has assembled a portfolio of prospective gold prospects in the dominant gold trends in Nevada.

Contact Information

For Timberline:

Randal Hardy, CEO

Phone: 208.664.4859

Website:  www.timberline-resources.com

Additional Information and Where to Find It

In connection with Timberline’s and Staccato’s solicitation of proxies with respect to the meeting of shareholders of each of Timberline and Staccato to be called with respect to the proposed Arrangement, Timberline will file a proxy statement with the Securities and Exchange Commission (the “SEC”) and Staccato will file an information circular with certain regulatory authorities in Canada.

SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/INFORMATION CIRCULAR WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE

IT WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain a free-of-charge copy of the proxy statement/information circular (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov and with Canadian regulatory authorities from SEDAR at http://www.sedar.com.  Shareholders of Timberline will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Timberline Resources Corporation, 101 E. Lakeside, Coeur d’Alene, Idaho 83814 or (208) 664-4859, or from Timberline’s website,

www.timberline-resources.com. Shareholders of Staccato will also be able to obtain a free-of-charge copy of the information circular and other relevant documents (when available) by directing a request by mail or telephone to Staccato Gold Resources Ltd., Suite 2060, 777 Hornby Street, Vancouver, British Columbia, Canada V6Z 1T7 or (604) 682-8789 or from Staccato’s website, www.staccatogold.com.

None of the securities anticipated to be issued pursuant to the Arrangement have been or will be registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws, and are anticipated to be issued in reliance upon available exemptions from such registration requirements under Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Certain statements in this press release relating to the proposed Arrangement and Timberline’s exploration activities, project expenditures and business plans are "forward-looking statements" within the meaning of securities legislation. These statements include statements regarding completion of the Arrangement, the near and long term value of Timberline following the Arrangement, future production by Timberline, value to be realized by utilizing Timberline’s drilling subsidiaries for anticipated exploration activities, Timberline’s future exploration activities following the Arrangement, and future development at Timberline’s and Staccato’s properties. Timberline does not intend, and does not assume any obligation, to update these forward-looking statements. These forward-looking statements represent management's best judgment based on current facts and assumptions that management considers reasonable, including that the required approval will be obtained from the shareholders of Timberline or Staccato, that all third party regulatory and governmental approvals to the Arrangement will be obtained and all other conditions to completion of the Arrangement will be satisfied or waived. Timberline makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Timberline to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In particular, fluctuations in the price of gold could prevent Timberline from achieving its targets. Other factors are disclosed under the heading “Risk Factors”, “Risks and Uncertainties” and elsewhere in Timberline’s documents filed with the NYSE Amex and the United States Securities and Exchange Commission.